Exhibit 99.1

Biocept Reports 2015 Fourth Quarter and Full Year Financial Results

Billable sample volume increases by more than 30% for third consecutive quarter, reaching full-year 2015 total of 1,824

2015 revenues grow more than three-fold

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (March 9, 2016) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing blood-based liquid biopsies to improve the diagnosis and treatment of cancer, today reported financial results for the three and 12 months ended December 31, 2015, and provided an update on business progress.

“Commercial samples reached a record high of 584 for the fourth quarter, up 32% from the third quarter, indicating that our tests are increasingly being used by physicians to assist with making patient treatment decisions,” said Michael W. Nall, President and CEO of Biocept.  “This was a strong finish to a year in which our total billable sample volume reached 1,824, total sample volume grew to 2,030 and revenues increased to $610,000, all up more than three-fold from the prior year.

“We have clear priorities for 2016 aimed at continuing to drive billable sample volume,” he added.  “Among these, we look to expand our test menu with new biomarkers, initiate new clinical validation and utility studies in collaboration with leading cancer centers and universities, establish a Clinical Advisory Board to support the growth of our physician customer base, and partner with pharmaceutical companies to assist them in developing therapies and opening future opportunities for companion diagnostics.  We are also focused on forging new relationships with medical plans to support timely reimbursement.

“Among the factors we believe will contribute to our success is our use of blood as the primary sample type for our testing.  A higher concentration of tumor cells and cancer DNA fragments are found in blood for most solid tumor cancers compared with other fluids, including urine,” Mr. Nall explained.  “We look forward to providing updates on our progress throughout the year and to building on Biocept’s established commercial leadership position in the liquid biopsy field.”

Fourth Quarter and Recent Operational Highlights

Commercial Biomarker Launches

•	Launched androgen receptor expression test using a patient’s blood for the detection and monitoring of late-stage prostate cancer and triple negative breast cancer.

Collaborations

•

Advanced our collaboration with Rosetta Genomics to proof-of-concept studies aimed at utilizing microRNAs to enhance lung cancer diagnosis, following the successful completion of our feasibility studies.

•	Announced a collaboration with Baylor College of Medicine to develop molecular diagnostic assay platforms to detect ESR1 mutations associated with breast cancer.

Industry Conferences and Study Results

•

Announced presentations of data from research with Biocept tests at Molecular Medicine Tri-Con 2016, UCSD Moores Cancer Center Translational Oncology Symposium, SelectBIO Biofluid Biopsies & High-Value Diagnostics 2015 Meeting and Association for Molecular Pathology Annual Meeting.

Healthcare Payer Agreements

•

Secured agreements with FedMed, Prime Health Services, Blue Cross Blue Shield of Illinois, Fortified Provider Network and Three Rivers Provider Network to provide in-network coverage for our tests and support timely adjudication of claims.  The number of covered lives under these third-party administrator plans has increased to approximately 180 million, with some members covered by multiple plans.

Patents

•	Received patent allowances in Hong Kong and Japan covering our microchannel device for the capture of cells, such as circulating tumor cells (CTCs), from blood and other biological fluids.
•

Received a patent from the European Patent Office covering the use of antibodies in the capture of rare cells, such as CTCs, from blood and other biological fluids using our patented microchannel device.

Corporate

•	Entered into a common stock purchase agreement for up to $15 million with Aspire Capital Fund, LLC, with Aspire purchasing the first $1 million at a premium to that day’s closing price.

Fourth Quarter Financial Results

We accessioned 584 commercial samples, 34 development services samples and 663 total samples during the fourth quarter of 2015.  These sample volumes compare favorably with 292 commercial samples, 11 development services samples and 354 total samples for the fourth quarter of 2014.

Revenues for the fourth quarter of 2015 increased to $218,000 from $76,000 for the fourth quarter of 2014.  This growth included a $134,000 increase in commercial test revenues and an $8,000 increase in development services test revenues.  Revenues from commercial samples are recognized as payment is collected, which can extend beyond the end of the quarter in which the samples were accessioned.

Cost of revenues of $1.3 million for the fourth quarter of 2015 compares with $0.6 million for the fourth quarter of 2014.  The increase was attributable primarily to a greater proportion of laboratory costs being allocated to cost of revenues reflecting the increased sample volume related to commercial activities compared with research and development (R&D) activities, as well as increased materials and other direct costs primarily associated with higher commercial assay volume.

R&D expenses for the fourth quarter of 2015 decreased 27% to $0.8 million from $1.1 million for the same period in 2014, with the decline due primarily to the lower proportion of laboratory costs charged to R&D as a result of decreased sample volume related to R&D activities.

General and administrative (G&A) expenses for the fourth quarter of 2015 increased to $1.4 million from $1.2 million for the same period in 2014.  The increase was due primarily to higher service provider and personnel costs primarily attributable to our expanded commercial activities, as well an increase in allocated facility costs.

Sales and marketing expenses for the fourth quarter of 2015 increased to $1.3 million from $0.9 million for the fourth quarter of 2014, with the increase due mainly to higher personnel-related expenses resulting from the expansion of our commercial organization. During the fourth quarter of 2015 we had an average of 14 employees in sales and marketing, compared with 11 employees in the sales and marketing function during the fourth quarter of 2014.

Net loss for the fourth quarter of 2015 was $4.6 million, or $0.24 per share based on 18.9 million weighted-average shares outstanding. This compares with a net loss for the fourth quarter of 2014 of $3.9 million, or $0.87 per share based on 4.4 million weighted-average shares outstanding. The increase in net loss was primarily due to higher expenses associated with the overall growth of the business and the expansion of the sales and marketing organization.

Full Year Financial Results

During 2015 we accessioned 1,608 commercial samples, 216 development services samples and 2,030 total samples.  Our 2015 sample volume compared favorably with the 402 commercial samples, 115 development samples and 661 total samples in 2014.

Revenues for 2015 reached $610,000, a $477,000 increase from 2014.  Cost of revenues for 2015 of $4.6 million compares with $2.2 million for 2014, with the increase attributable primarily to allocated costs associated with the increase in the proportion of commercial sample volume to R&D sample volume, as well as increased materials and other direct costs associated with increased commercial sample volume, partially offset by lower allocated facilities costs as well as non-recurring personnel costs related to the company’s IPO in February 2014.

Total costs and expenses for 2015 of $17.0 million compare with $14.0 million in 2014, with the increase attributable primarily to higher sales and marketing and G&A expenses to support our expanded commercial activities, as well increased cost of revenues related to increased commercial sample volume.

Net loss for 2015 was $16.9 million, or $1.02 per share based on 16.5 million weighted-average shares outstanding.  This compares with a net loss for 2014 of $15.9 million, or $3.97 per share based on 4.0 million weighted-average shares outstanding.

We reported cash and cash equivalents of $8.8 million as of December 31, 2015, compared with $5.4 million as of December 31, 2014.  In December 2015, we announced a common stock purchase agreement for up to $15 million with Aspire, under which Aspire purchased $1 million of Biocept’s common stock upon entering into the agreement.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions.  The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. The webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10081240.

About Biocept

Biocept, Inc. is a commercial-stage molecular diagnostics company that utilizes a proprietary technology platform and a standard blood sample to provide physicians with important prognostic and predictive information to enhance individual treatment of patients with cancer. Biocept’s patented technology platform captures and analyzes circulating tumor DNA, both in circulating tumor cells (CTCs) and in plasma (ctDNA). Biocept currently offers assays for prostate cancer, gastric cancer, breast cancer, lung cancer, colorectal cancer and melanoma, and plans to introduce CLIA-validated tests for other solid tumors in the near term. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability improve the diagnosis and treatment of cancer, our ability to drive billable  sample volume, our ability to expand our test menu with new biomarkers and tests for new solid tumors, our ability to initiate new clinical validation and utility studies in collaboration with leading cancer centers and universities, our ability to grow our physician customer base, our ability to partner with pharmaceutical companies, and our ability to build on our commercial leadership position in the liquid biopsy field, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact:

LHA

Jody Cain

jcain@lhai.com

310-691-7100

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2014	2015
		(unaudited)
ASSETS
Cash and cash equivalents	$5,364,582	$8,821,329
Accounts receivable	10,600	34,200
Inventories, net	188,728	349,271
Prepaid expenses and other current assets	338,721	435,938
TOTAL CURRENT ASSETS	5,902,631	9,640,738
FIXED ASSETS, NET	662,422	946,180
TOTAL ASSETS	$6,565,053	$10,586,918
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$1,430,783	$3,340,788
NON-CURRENT LIABILITIES, NET	5,354,839	3,553,395
TOTAL LIABILITIES	6,785,622	6,894,183
SHAREHOLDERS’ EQUITY/(DEFICIT)	(220,569)	3,692,735
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$6,565,053	$10,586,918

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended December 31,		For the year ended December 31,
	2014 (unaudited)	2015 (unaudited)	2014	2015 (unaudited)
REVENUES	$75,621	$218,283	$133,415	$609,909
COSTS AND EXPENSES
Cost of revenues	614,688	1,275,691	2,170,548	4,596,158
Research and development	1,070,278	784,379	4,497,790	2,857,770
General and administrative	1,231,418	1,404,515	5,201,997	5,686,398
Sales and marketing	890,496	1,264,168	2,137,004	3,880,386
Total costs and expenses	3,806,880	4,728,753	14,007,339	17,020,712
LOSS FROM OPERATIONS	(3,731,259)	(4,510,470)	(13,873,924)	(16,410,803)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(149,576)	(106,900)	(1,990,616)	(537,115)
LOSS BEFORE INCOME TAXES	(3,880,835)	(4,617,370)	(15,864,540)	(16,947,918)
INCOME TAXES	(706)	(130)	(1,506)	(1,608)
NET LOSS & COMPREHENSIVE LOSS	$(3,881,541)	$(4,617,500)	$(15,866,046)	$(16,949,526)
NET LOSS PER SHARE
- Basic	$(0.87)	$(0.24)	$(3.97)	$(1.02)
- Diluted	$(0.87)	$(0.24)	$(3.97)	$(1.02)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	4,449,603	18,921,945	3,997,797	16,538,963
- Diluted	4,449,603	18,921,945	3,997,797	16,538,963